EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-97567, 333-183207 and 333-183210) of Atlantic American Corporation of our report dated March 26, 2014, relating to the consolidated financial statements and financial statement schedules of Atlantic American Corporation which appears in this Form 10-K.

/s/ BDO USA, LLP
Atlanta, Georgia
March 26, 2014